Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Spectranetics Corporation of our report dated March 15, 2010, relating to the consolidated balance sheets of The Spectranetics Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 10-K of The Spectranetics Corporation.

/s/ Ehrhardt Keefe Steiner & Hottman PC

September 17, 2010
Denver, Colorado